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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-55154 pertaining to the ATS Medical, Inc. 2000 Stock Incentive Plan, Form S-8 No. 333-49985 pertaining to the 1998 Employee Stock Purchase Plan, Form S-8 No. 33-44940 and 333-49985 pertaining to the 1987 Stock Option and Stock Award Plan of ATS Medical, Inc. (formerly Helix Biocore, Inc.) Form S-3 No. 333-108150 pertaining to the registration of 4,400,000 shares of ATS Medical, Inc., Form S-3 No. 333-43360 pertaining to the registration of 2,727,273 shares of ATS Medical, Inc. Common stock, Form S-3 No. 333-39288 pertaining to the registration of 1,100,000 shares of ATS Medical, Inc. Common stock, Form S-3 No. 113-117331 pertaining to registration of 3,687,183 shares of ATS Medical, Inc. Common stock and Form S-8 No. 333-117332 pertaining to the registration of 1,516,000 options of our report dated April 15, 2005 with respect to ATS Medical, Inc. Management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ATS Medical, Inc. included in this Amendment #2 on Form 10-K/A for the year ended December 31, 2004.

                                                          /s/ Ernst & Young, LLP

Minneapolis, Minnesota
April 27, 2005